EXHIBIT 10.2

First Amendment to Management Agreement

This First Amendment to Management Agreement is dated January 27, 2014 and is entered into by and between SearchCore, Inc. (“SC”) and Tattoo Interactive, LLC (“TI”).

RECITALS

WHEREAS, SC and TI are parties to that certain Management Agreement dated January 21, 2013 (the “Management Agreement”);

WHEREAS, both SC and TI wish to amend the Management Agreement in certain respects as provided below.

AGREEMENT

1. The Management Agreement is amended as follows:

A. Section 5A of the Management Agreement is amended and restated in its entirety as follows:

“A. Commencing January 1, 2014, TI shall have no further obligations to reimburse SearchCore for any expenses or costs related to the Management Services, of any kind or nature.”

B. Section 6 of the Management Agreement is amended and restated in its entirety as follows:

“6. Term and Termination.”

A. The initial term of this Agreement shall be from the Effective Date until April 30, 2014 (the “Initial Term”). After the Initial Term, this Agreement shall be subject to renewal as follows, unless terminated in accordance with the provisions of Sections 6B or Section 6C below. The Initial Term may only be extended by a separate written agreement executed by the Parties (if so extended, the “Extended Initial Term”). If the Parties do not so extend the Initial Term, this Agreement shall terminate on the close of business on April 30, 2014 without the need for further notice or action by TI. If the Parties agree to the Extended Initial Term, this Agreement shall thereafter automatically renew for successive one (1) year terms (each, a “Renewal Term”).

B. This Agreement may be terminated by either Party at any time if:

i.
the other Party materially breaches any its obligations under this Agreement and fails to cure such breach (if the breach is reasonably susceptible to cure) to the reasonable satisfaction of the non-breaching Party within thirty (30) days of its receipt of notice thereof from the non-breaching Party; or

ii.
the other Party becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment, or assignment or composition for the benefit of creditors.

C. This Agreement may be terminated by TI or SearchCore during the sixty (60) day period following the Extended Initial Term or any Renewal Term if the applicable Annual Designated Gross Revenue goal set forth in Exhibit A for the prior one (1) year term has not been met. Notwithstanding the foregoing, if SearchCore fails to meet the Annual Designated Gross Revenue goal set forth on Exhibit A for the Extended Initial Term or any Renewal Term, SearchCore shall have the right to continue the term of this Agreement by paying to TI, within sixty (60) days of the end of the Extended Initial Term or any Renewal Term, as applicable, an amount in cash equal to the difference between the Annual Designated Revenue Goal and the actual advertising revenue. In the event of a termination by SearchCore pursuant to this subsection, SearchCore agrees that, for a period of one (1) year following the date of termination, it will not engage in the marketing and promotion of any tattoo related websites.”

C. Section 7 is amended by the addition of a new Section 7D as follows:

“D. Notwithstanding the foregoing, SearchCore will pay not less that the following minimum payments to TI for the following periods:

Minimum Payment Due to TI	Period
$15,000	For each of February, March and April of 2014
$25,000	For each month during the Extended Initial Term

D. Section 11 of the Management Agreement is amended by the addition of the following sentence at the end of that Section:

“For the avoidance of doubt, SearchCore shall not be eligible to receive the equity compensation set forth on Exhibit B by reason of making any payments under Section 6C to continue or avoid termination of this Agreement by TI.”

E. Exhibit A to the Management Agreement is hereby replaced in its entirety by Exhibit A, attached hereto.

F. Exhibit B to the Management Agreement is hereby replaced in its entirety by Exhibit B, attached hereto.

2. Other than as amended herein, all other terms and provisions in the Management Agreement shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

“SearchCore”	“TI”
SearchCore, Inc.,	Tattoo Interactive, LLC
a Nevada corporation	a California limited liability company

/s/ James Pakulis	/s/ Jonathan Kaye
By: James Pakulis	By: Jonathan Kaye
Its: President and Chief Executive Officer	Its: Member

Exhibit A
Revenue Benchmarks

Extended Initial Term or Renewal Term	Annual Designated Gross Revenue
Period commencing on January 21, 2014 and ending January 20, 2015	$807,887
Each Renewal Term thereafter	$2,797,814

Exhibit B
Equity Ownership

Equity Earnings Benchmarks
Year: January 21, 2014 – January 20, 2015
Advertising Revenue for 5% Equity Stake	$1,009,858.78
Advertising Revenue for 10% Equity Stake	$1,346,478.38
Advertising Revenue for 15% Equity Stake	$1,683,097.97

Year 2: First Renewal Term
Advertising Revenue for 5% Equity Stake	$3,497,267.81
Advertising Revenue 10% Equity Stake	$4,663,023.75
Advertising Revenue for 15% Equity Stake	$5,828,779.69

Per Renewal Term until Equity Cap 50%
Advertising Revenue for 5% Equity Stake	$3,497,267.81
Advertising Revenue for 10% Equity Stake	$4,663,023.75
Advertising Revenue 15% Equity Stake	$5,828,779.69